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Shareholder Votes - (Unaudited)

At a Special Meeting of Shareholders held on February 27, 2007, the shareholders of the respective Portfolios voted for the following proposals:

                                         FOR      AGAINST   ABSTAIN    TOTAL
                                      ---------- --------- --------- ----------
1. To approve an Agreement and Plan   49,832,406 2,767,969 4,592,616 54,452,702
   of Reorganization (the "Plan")
   providing for the acquisition of
   all of the assets of BlackRock
   Large Cap Portfolio ("Large Cap")
   by BlackRock Large-Core Portfolio
   ("Large-Cap Core"), a series of
   Met Investors Series Trust, in
   exchange for shares of Large-Cap
   Core and the assumption by
   Large-Cap Core of the liabilities
   of Large Cap. The plan also
   provides for distribution of
   these shares of Large-Cap Core to
   shareholders of Large Cap in
   liquidation and subsequent
   termination of Large Cap.

2. To approve an Agreement and Plan    8,182,700   519,787   702,647  9,405,134
   of Reorganization (the "Plan")
   providing for the acquisition of
   all of the assets of Western
   Asset Management High Yield Bond
   Portfolio ("WAM High Yield") by
   BlackRock High Yield Portfolio
   ("BlackRock High Yield"), a
   series of Met Investors Series
   Trust, in exchange for shares of
   BlackRock High Yield and the
   assumption by BlackRock High
   Yield of the liabilities of WAM
   High Yield. The Plan also
   provides for distribution of
   these shares of BlackRock High
   Yield to shareholders of WAM High
   Yield in liquidation and
   subsequent termination of WAM
   High Yield.